UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2016

QUEST RESOURCE HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36451	51-0665952
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3481 Plano Parkway The Colony, Texas	75056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 464-0004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 1, 2015, we received a notification from Nasdaq Listing Qualifications (“Nasdaq”) advising us that our common stock had not maintained a minimum closing bid price of $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”) as required by Nasdaq Listing Rule 5555(a)(2), as initially reported in our Current Report on Form 8-K, dated September 1, 2015, filed with the Securities and Exchange Commission on September 4, 2015. We had 180 calendar days, or until February 29, 2016 (the “Compliance Deadline”), to regain compliance with the Minimum Bid Price Requirement. To regain compliance with the Minimum Bid Price Requirement, the bid price of our common stock had to close at or above $1.00 per share for a minimum of ten consecutive business days prior to the Compliance Deadline.

On March 1, 2016, we received a notification from Nasdaq advising us that we are eligible for an extension of 180 calendar days, or until August 29, 2016 (the “Extended Compliance Deadline”), to regain compliance with the Minimum Bid Price Requirement.  We are required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for The Nasdaq Capital Market, with the exception of the Mimimum Bid Price Requirement, and we have provided written notice of our intention to cure the deficiency prior to the Extended Compliance Deadline, by effecting a reverse stock split, if necessary. If it appears to Nasdaq that we will not be able to cure the deficiency, or if we are not otherwise eligible, our securities will be subject to delisting. At that time, we may appeal the delisting determination to a Hearings Panel.

We intend to monitor the closing bid price of our common stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement, including by effecting a reverse stock split. However, we cannot provide any assurance that our common stock will trade at levels necessary to regain and maintain compliance with the Minimum Bid Price Requirement before the Extended Compliance Deadline.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2016	QUEST RESOURCE HOLDING CORPORATION

	By:	/s/ Laurie L. Latham
Laurie L. Latham
Senior Vice President and Chief Financial Officer